SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                        Date of Report: November 22, 1999

                             ELEGANT ILLUSIONS, INC.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

  Delaware                           0-28128                    88-0282654
---------------                  ---------------             ---------------
Jurisdiction of                  Commission File             I.R.S. Employer
Incorporation                        Number                  Identification
                                                                  Number

              542 Lighthouse Ave., Suite 5, Pacific Grove, CA 93950
              -----------------------------------------------------
                    (Address of principal executive offices)

                  Registrant's telephone number:     (831) 649-1814
                                                     --------------

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Item 5.  Other Events.

     On November 19, 1999, the Board of Directors of Elegant Illusions, Inc. (the "Company") and the Company's three executive officers and principal stockholders (who hold, in the aggregate, over 71% of the issued and outstanding shares of the Company's Common Stock) adopted a resolution to amend the Company's Certificate of Incorporation and reverse split the Company's issued and outstanding shares of Common Stock at a ratio of 1,063,337-to-1 (the "Reverse Split").

     Stockholders owning fewer shares than the number required to obtain one share in the Reverse Split (and Stockholders whose numbers of shares owned are not evenly divisible into 1,063,337) will receive, in lieu of fractional shares, a payment of cash equal to $1.10 per share currently held. The $1.10 per share price was reviewed by a special committee, composed of the Company's two independent directors, in conjunction with the Special Committee's independent counsel. The Special Committee has obtained a valuation and an opinion from an independent valuation firm that the $1.10 per share price is fair.

     The Company believes, on the basis of currently available stockholder information, that the Reverse Split would cause the number of the Company's Stockholders of record to be reduced to three stockholders (the Company's three current executive officers).

     This would enable the Company to deregister under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to relieve itself of the administrative burden of periodic reporting and compliance with certain associated provisions of the federal securities laws. The Company believes in certain respects the requirement to file public reports places it at a competitive disadvantage vis-a-vis its competitors.

     In the past, management had taken requisite action to permit the Company to remain a public company to help facilitate a public market for the shares, because it wanted its Stockholders to have a market in which to sell their shares. That market has not been as active or liquid as management had desired. In the fall of 1998, the Company was notified by Nasdaq, that its Common Stock would be delisted from the Nasdaq SmallCap Market because the bid price for the Common Stock was below the $1.00 minimum bid price required for continued listing. To stave off delisting, the Company effected a one-for- three reverse split of its outstanding shares of Common Stock in January 1999. Although the bid price initially increased and Nasdaq did not delist the Company's Common Stock, the bid price has again dropped below $1.00 on a consistent basis. In this regard, on November 5, 1999, Nasdaq again notified the Company that its Common Stock would be delisted if the bid price for the Company's Common Stock did not rise to $1.00 or greater for at least ten consecutive business days prior to February 3, 2000. The Board is hesitant to further reverse split the outstanding shares of Common Stock on a ratio that would bring the bid price above $1.00 because it fears that such action may only temporarily rectify the problem, as before, and, if the bid price drops again, the value of the Common Stock held by Stockholders will drop too.

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

     The Reverse Split will enable the Company's small stockholders to liquidate their shares at a premium above the current trading price of the shares prior to the Company's termination of its reporting obligations.

     To proceed with the Reverse Split, the Company plans to file an information statement pursuant to section 14(c) of the Exchange Act and a Transaction Statement pursuant to Rule 13e-3 under the Exchange Act. Consummation of the Reverse Split is subject to the filing of the foregoing documents with the Securities and Exchange Commission, the filing of a Certificate of Amendment to the Company's Certificate of Incorporation in the State of Delaware and the delivery of the definitive Information Statements to the Company's Stockholders. Management anticipates that the Reverse Split will be consummated on or about the 21st calendar day after the date upon which the definitive Information Statement is mailed to Stockholders.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              ELEGANT ILLUSIONS, INC.


                                              By: /s/ James Cardinal
                                                  -----------------------
                                                  James Cardinal,
                                                  Chief Executive Officer


Dated: November 23, 1999






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